UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Section 240.14a-12
CIMPRESS N.V.
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On April 27, 2016, Cimpress N.V. posted a presentation and accompanying script entitled "Q3 Fiscal Year 2016 Earnings presentation, commentary & financial results supplement" on its corporate web site www.cimpress.com, and this presentation includes the following content explaining a proposal outlined in the preliminary proxy statement for Cimpress’ extraordinary general meeting of shareholders on May 27, 2016, which was filed with the Securities and Exchange Commission on April 18, 2016.

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Other News:
Upcoming Extraordinary General Meeting
Evolved compensation program with proposal for new equity plan

•	On April 18th we filed a preliminary proxy statement seeking approval for new equity plan

•	We believe the program:

–	Supports our uppermost financial objective to maximize intrinsic value per share

–	Aligns our interests with Cimpress’ long-term shareholders

–	Appropriately balances the sharing of value creation between Cimpress shareholders and team members

•	We encourage you to read the preliminary proxy statement for full details

Script accompanying the above slide:
Now we'd like to turn to other recent developments. Last week, we filed a preliminary proxy statement regarding a new performance-based share plan for Cimpress.

This equity plan is a part of a new long-term incentive (LTI) program that is designed to support our uppermost financial objective to maximize intrinsic value per share and align with the interests of Cimpress' long-term shareholders. The LTI program will pay Cimpress team members handsomely if shareholders do well, and extremely so assuming truly excellent long-term performance levels. Even after these payouts, long-term shareholders would still retain the vast majority of value created as payment for their capital investment. On the other hand, executive compensation value will rapidly decline should long-term shareholder returns be poor, as a consequence of the company’s failure to efficiently use the capital that our shareholders entrust to us.

The mechanism for this plan is performance share units (PSUs). The performance measure is the compound annual growth rate (CAGR) of the three year moving average (3YMA) of our stock price 6 to 10 years after a grant. The number of shares issued upon the satisfaction of both service-based vesting and performance criteria is variable, in function of that 3YMA CAGR. Please see the more detailed explanation of the program design in proposal 1 of the April 18, 2016 preliminary proxy statement.

Because a variable number of shares could be issued through this program, we are asking shareholders to approve a plan with the number of shares required in the event of the maximum issuance of shares on future settlement of PSUs - up to 11.5 million shares for potential issuance under the new plan, or 37% of our total shares outstanding, for seven years of grants. We believe the actual dilution will be lower than this number, for multiple reasons outlined in our proxy statement.

We encourage all of our shareholders to read the proxy statement and investor Q&A contained within, and contact us with additional questions. We will publicly post the answers to these questions by the time we file our definitive proxy statement in the next week or so.

Important Additional Information And Where To Find It
Cimpress, members of its supervisory board, and some of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at Cimpress’ Extraordinary General Meeting of Shareholders to be held on May 27, 2016. On April 18, 2016, Cimpress filed a preliminary Proxy Statement and accompanying preliminary proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from Cimpress’ shareholders in connection with the matters to be considered at the Extraordinary General Meeting of Shareholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such preliminary Proxy Statement.

Shareholders are strongly encouraged to read carefully and in their entirety the preliminary proxy statement, the definitive proxy statement, and accompanying proxy card, as well as the other documents Cimpress files with the SEC when they become available, as these documents contain or will contain important information. Shareholders may obtain such proxy statements, any amendments or supplements to such proxy statements, the accompanying proxy card, and any other documents filed by Cimpress with the SEC for no charge at the SEC’s website at www.sec.gov, at the Investor Relations section of Cimpress’ corporate website at www.cimpress.com, by writing to Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451, or by calling Cimpress’ Investor Relations at (781) 652-6480.